Exhibit 99.1

Cellegy Pharmaceuticals Reports 2004 Financial Results

- Conference Call:  Today at 10:00 am Pacific Time -

Brisbane, California - March 29, 2005 – Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY reported today its 2004 financial results. For the year ended December 31, 2004, revenues were $2,596,000, compared with $1,620,000 for the same period last year.  Revenues in 2004 consisted primarily of $563,000 in Australian Rectogesic® (nitroglycerin ointment) sales, $1,005,000 in grant revenue from Cellegy’s Biosyn subsidiary for the period from its acquisition on October 22, 2004 through year end 2004, $844,000 in licensing revenue reflecting the amortization of upfront payments received under license agreements relating to Cellegy’s FortigelTM (testosterone gel), Rectogesic and Tostrex® (testosterone gel) products and $181,000 in skin care product sales to Gryphon Development, the product development arm of a major specialty retailer.

Revenues in 2003 consisted primarily of $452,000 principally from Australian Rectogesic sales, $833,000 in licensing revenue from Fortigel and $316,000 in skin care product sales to Gryphon Development.

The net loss for the year ended December 31, 2004 was $28.2 million or $1.28 per share based on 22,021,000 weighted average shares outstanding, compared with the 2003 net loss of $13.5 million or $0.68 per share based on 19,964,000 weighted average shares outstanding. The 2004 net loss was significantly impacted by a charge of $15.0 million for purchased research and development expenses relating to the Biosyn acquisition in October 2004.

Conference Call:   Today at 10:00 am Pacific Time

To participate in the live call by telephone, please dial (800) 399-4592 in the United States, or (706) 643-3820 for international callers.  Those interested in listening to the conference call live via the internet may do so by visiting the Company’s website at www.cellegy.com.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 in the United States, or (706) 645-9291 for international callers, and entering Reservation Number 5013739.

Cash, restricted cash and investments at December 31, 2004 were $8.9 million, compared with $11.6 million at December 31, 2003 and $13.9 million at September 30, 2004. Cellegy’s cash, restricted cash and investments declined by $5.0 million in the fourth quarter of 2004 primarily due to cash used in operations of $6.5 million, including $3.2 million to extinguish certain Biosyn liabilities.  This was offset somewhat by $1.0 million in upfront payments from the ProStrakan Rectogesic license agreement and $0.5 million in proceeds from a Kingsbridge Capital Secondary Structured Offering draw down.

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Based on the current cash position and negative operating cash flows, Cellegy will receive a going concern qualification in the report of its independent registered public accounting firm included in the Annual Report on Form 10-K for the year ended December 31, 2004.  The Company’s plans, with regard to its cash position, include raising additional required funds through one or more of the following options, among others: making further Kingsbridge SSO draw downs, seeking partnerships with other pharmaceutical companies to co-develop and fund research and development efforts, pursuing additional out-licensing arrangements with third parties, re-licensing and monetizing future milestone and royalty payments expected from existing licensees and seeking equity or debt financing. In addition, Cellegy will continue to implement further cost reduction programs and reduce discretionary spending, if necessary, to meet its obligations.

Additional Financial Information

Revenues

Cellegy expects Australian Rectogesic sales to continue to increase in 2005, but at a lower growth rate than compounded annual increases in excess of 40% achieved over the prior two years. Biosyn grant revenue of $1,005,000 for the October 22nd to December 31, 2004 period was primarily related to grant funding from several government and philanthropic agencies in support of its HIV/AIDs development programs.  The Company expects total grant revenues from various funding agencies for 2005 to be in the $3.0 to $5.0 million range for the development of our Savvy (C31G vaginal gel), UC-781 and Cyanovirin-N product candidates. In addition to the direct grants to Biosyn, Biosyn will benefit from agency funding paid directly to third party contractors in support of its on going Phase 3 clinical trials.

Skin care moisturizer sales to Gryphon decreased by $135,000 or about 43% in 2004, compared with 2003.  Cellegy does not now expect to receive any Gryphon sales orders through, at least, the first quarter of 2005 and is not able to estimate full year 2005 sales at this time.

In December 2002, Cellegy entered into an exclusive license agreement with PDI, Inc. for commercial rights to Fortigel in North American markets. In 2004, Cellegy recorded licensing revenue of $833,000 from PDI, reflecting the amortization, over the expected patent life of Fortigel, of the initial $15.0 million received from PDI on the agreement date in December 2002.  The Company also recorded licensing revenue of $11,000 in the second half of 2004 associated with upfront payments of $0.5 and $1.0 million received from its European marketing partner, ProStrakan Group Limited, for the licenses of Tostrex and Rectogesic, respectively. Cellegy expects to record about $240,000 in licensing revenue for each of the four quarters of 2005 reflecting the amortization of these upfront payments over the expected useful lives of the products.  The Company expects to receive initial royalty revenues from ProStrakan in the second half of 2005 from product sales of Rectogesic and Tostrex in the United Kingdom and Sweden, respectively, with milestone payments and royalties increasing in 2006 and beyond as other European country approvals are achieved.

Expenses

Operating expenses for the year ending December 31, 2004 were $15,896,000 higher than during the comparable 2003 period significantly impacted by purchased research and development expenses of $14,982,000 associated with the Biosyn acquisition in October 2004.  Selling, general and administrative expenses increased by $1,873,000 in 2004, compared with 2003, due primarily to litigation costs of $1,215,000, accounting expenses of approximately $315,000, pre-launch Cellegesic™ (nitroglycerin ointment) marketing expenses of $540,000, and the inclusion of Biosyn expenses of $266,000 from October 22nd through year end 2004.  These were offset somewhat by a net decrease in administrative expenses of $313,000 and a decrease in corporate development expenses of $150,000.

Total research and development in 2004, compared with 2003, decreased by approximately $959,000, or about 9%, due primarily to a reduction in clinical and regulatory costs in 2004 of about $2,865,000 relating primarily to higher Cellegesic Phase 3 clinical trial expenses and various Fortigel clinical costs in 2003. These were offset somewhat in 2004 by higher research and development expenses of $860,000 incurred by Biosyn primarily for Savvy development and included in the consolidated results during the fourth quarter of 2004, other Cellegy research expenditures of $635,000, primarily relating to the validation of Cellegesic and Fortigel manufacturing processes at a second contract manufacturer and non-cash expenses of $750,000 relating to common stock issued to Neptune for a milestone achieved during 2004.

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including reduction in the transmission of HIV and sexual dysfunction, gastrointestinal disorders and certain cancers.

In October 2004, Cellegy acquired Biosyn, Inc., a privately held biopharmaceutical company in Huntingdon Valley, Pennsylvania.  The addition of Biosyn, a leader in the development of novel microbicide gel products for contraception and the prevention of HIV in women, expands Cellegy’s near term product pipeline and complements Cellegy’s women’s health focus.  Cellegy believes that Savvy, currently undergoing Phase 3 clinical studies in the United States and Africa, is one of the most clinically advanced products in development for the prevention of HIV.

Cellegesic, branded Rectogesic outside the United States, is approved in the United Kingdom for the treatment of pain associated with chronic anal fissures.  Launch of Rectogesic in the United Kingdom through ProStrakan Group Limited, Cellegy’s corporate partner, is expected in the first half of 2005.  A similar formulation of Rectogesic is currently being sold in Australia, New Zealand, Singapore and South Korea. Fortigel, branded Tostrex outside the United States, for the treatment of male hypogonadism, was approved by the Medical Products Agency (MPA) in Sweden in December 2004.  ProStrakan will also distribute Tostrex in Sweden and the European Union. Approvals of Rectogesic and Tostrex by the other member states of the European Union will be pursued by Cellegy and ProStrakan through the Mutual Recognition Procedure.

Cellegy is developing two transdermal testosterone gel products: Fortigel, a testosterone replacement therapy for male hypogonadism and Tostrelle® (testosterone gel) for the treatment of female sexual dysfunction in postmenopausal women.  Cellegesic, for the treatment of anal fissures, was the subject of an FDA Not Approvable letter in December 2004.  The Company is evaluating the FDA’s letter, intends to have further discussions with the FDA concerning the letter and is considering alternatives with respect to the product.

Forward-Looking Statements

This press release contains forward-looking statements.  Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.  Such risks and uncertainties relate to, among other factors: the timing and outcome of clinical trials, including the reduction transmission of HIV and contraception Phase 3 trials for Savvy.  In addition, there is no certainty as to the timing outcome of discussions with the FDA, particularly regarding additional requirements for clinical trials and marketing approval of Fortigel, Cellegesic and Tostrelle, or the Company’s ability to complete corporate partnerships and additional financings.

In December 2003, both PDI and Cellegy initiated litigation proceedings against each other. The Company believes PDI’s claims are without merit. However, there can be no assurances regarding the outcome of litigation proceedings by Cellegy and PDI.  Trial is currently scheduled during the second quarter of 2005. The Company has been and may continue to devote significant time and resources to the proceedings and an adverse outcome could have a material adverse impact on Cellegy’s business and financial position.

Readers are cautioned not to place undue reliance on forward-looking statements, and we undertake no obligation to update or revise statements made herein. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ending December 31, 2004, that the Company will file, and to its other Securities and Exchange Commission filings.

For more information:
Richard Juelis	Richard C. Williams
Vice President, Finance & CFO	Chairman and Interim CEO
Phone: (650) 616-2200

www.cellegy.com

CELLEGY PHARMACEUTICALS, INC.

SUMMARY FINANCIAL RESULTS

December 31, 2004

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Year ended December 31,
	2004	2003

Revenues	$2,596	$1,620
Cost and expenses:
Cost of product sales	148	186
Selling, general and administrative	6,641	4,768
Research and development	9,599	10,558
Purchased research and development(1.)	14,982	—
Total costs and expenses	31,370	15,512
Operating loss	(28,774)	(13,892)
Interest and other income, net (2.)	620	360
Net loss	$(28,154)	$(13,532)
Basic and diluted net loss per common share	$(1.28)	$(0.68)
Weighted average common shares used in computing basic and diluted net loss per common share	22,021	19,964

1. Purchased research and development expense of $14,982,000 was incurred during 2004, representing the write off of the allocated fair value of the purchased research and development of Biosyn when the acquisition was completed in October 2004.

2. During 2004, $390,000 was recorded as a derivative revaluation credit associated with the Kingsbridge warrants issued in 2004.

CELLEGY PHARMACEUTICALS, INC.

SUMMARY FINANCIAL RESULTS

December 31, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,
	2004	2003

Cash, restricted cash and investments(1.)	$8,933	$11,564
Other assets	4,930	3,767
Total assets	$13,863	$15,331

Current liabilities	$5,613	$2,852
Deferred revenue	13,865	13,335
Other long-term payables and derivative instrument(2.)	1,128	724
Stockholders’ deficit	(6,743)	(1,580)
Total liabilities and stockholders’ deficit	$13,863	$15,331

1. Includes restricted cash of $227,000 at December 31, 2004 and 2003.

2. $411,000 has been recorded as a derivative instrument at December 31, 2004. It reflects the estimated fair value of 260,000 warrants issued to Kingsbridge Capital in January 2004.

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